Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Wageworks, Inc. on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 to be filed on or about October 3, 2012 of our report dated March 5, 2012, on our audits of the financial statements of TransitCenter, Inc. as of December 31, 2011 and 2010 and for each of the years in the two-year period then ended.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933.

/s/ EisnerAmper LLP

October 3, 2012

Edison, New Jersey